Exhibit (d)(2)

FORM FOR AWARDS TO U.S. EMPLOYEES (Time/Performance Vesting)

Concrete Pumping Holdings, Inc.

Restricted Share Award Notice (“Award Notice”)

(2018 Omnibus incentive plan)

Concrete Pumping Holdings, Inc. (the “Company”), pursuant to Section 9 of the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan, as amended from time-to-time (the “Plan,” a copy of which is attached hereto as Attachment A), hereby awards to Participant that number of shares (“Restricted Shares”) of the Company’s Common Stock (“Common Stock”) set forth below (the “Award”). The Award is evidenced by a Restricted Share Award Agreement (the “Award Agreement,” a copy of which is attached hereto as Attachment B). The Award is subject to all of the terms and conditions as set forth herein and in the Award Agreement and the Plan, each of which is incorporated herein and made a part hereof in its entirety. Capitalized terms used in this Award Notice and not defined have the meanings given to them in the Plan and the Award Agreement.

Participant:	_________________________

Date of Award:	________________ __, 2019.

Vesting Commencement Date:	________________ __, 2019.

Number of Restricted Shares
Subject to Award:	_________________________ (subject to adjustment as provided in the Plan).

Payment for Restricted Shares:	Services rendered and to be rendered by Participant to the Company and its Subsidiaries and Affiliates.

Change in Control:	See your Award Agreement regarding the consequences with respect to your Restricted Shares in the event of a Change in Control of the Company.

Plan Administrator:	The Compensation Committee of the Board of Directors

Restricted Shares Agent:	Chief Financial Officer of the Company (subject to change or replacement as set forth in your Award Agreement).

Transfer Agent:	Continental Stock Transfer and Trust Company (subject to change or replacement as set forth in your Award Agreement).

Vesting Schedule:	See your Award Agreement for the Vesting Schedule applicable to your Restricted Shares.

Transfer Restrictions:	See your Award Agreement for the Transfer Restrictions applicable to your Restricted Shares.

Forfeiture of Unvested Shares:	See your Award Agreement for the forfeiture provisions applicable to your Restricted Shares.

1

Additional Terms/Acknowledgements

Participant acknowledges receipt of this Award Notice, the Plan and the Award Agreement. Participant has received and reviewed copies of, and understands, this Award Notice, the Award Agreement and the Plan, and has had an opportunity to obtain the advice of counsel prior to executing the Award Notice and Award Agreement. Participant further acknowledges that as of the Award Date, this Award Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Restricted Shares pursuant to the Award Agreement and this Award Notice and supersede all prior oral and written agreements on this subject matter. Concurrently with the execution of this Award Notice, Participant shall sign and deliver to the Company the Award Agreement attached to this Award Notice as Attachment B. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Award Notice and the Award Agreement.

Signature page(s) to follow.

2

Signature Page to the Restricted Share Award Notice (Award Date: _____________ __, 2019), by and among the signatories identified Below.

Concrete Pumping Holdings, Inc.	Participant
By:
Name (Print):	Name (Print):
Title:	Date:
Date:

Restricted Shares Agent
By:
Name (Print):
Title:
Date:

Attachments:	Attachment A - 2018 Omnibus Incentive Plan

Attachment B - Restricted Share Award Agreement

Attachment A

2018 Omnibus Incentive Plan

See attached

Attachment B

Restricted Share Award Agreement

See attached

Concrete Pumping Holdings, Inc.

Restricted Share Award Agreement

This Restricted Share Award Agreement (the “Agreement”) is made as of this ___ day of February __, 2019, by and between Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), ________________ (“Participant” or “You”) and Iain Humphries (the initial “Restricted Share Agent”). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Award Notice (as defined below) and the Plan (as defined below).

Whereas, the Company has adopted, and the shareholders of the Company have adopted and approved, the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan, as amended from time to time (the “Plan”); and

Whereas, the purposes of the Plan are to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants; and

Whereas, in order to accomplish the purposes of the Plan, the Plan provides that the Company may award, among other forms of incentive compensation, Restricted Shares to Participants pursuant to the Plan; and

Whereas, the Company desires to issue to You, and You desire to acquire from the Company, restricted shares of Common Stock, on the terms and subject to the conditions set forth herein and in the Plan.

Now, Therefore, It Is Agreed among the parties as follows:

1.     Award of Restricted Shares.  Pursuant to the Restricted Share Award Notice (“Award Notice”) and this Agreement, the Company hereby awards and issues to you the aggregate number of shares of Common Stock (your “Restricted Shares”) specified in your Award Notice pursuant to Section 9 of the Plan (collectively, the “Award”) for the consideration set forth in your Award Notice. Your Award is subject to all of the terms and conditions set forth in your Award Notice, this Agreement and the Plan.

2.   Closing. Your acquisition of your Restricted Shares shall be consummated as follows:

(a)     You will acquire your Restricted Shares on the date (the “Closing Date”) You deliver, during normal business hours, your Award Notice, executed by You in the manner required by the Company (along with such additional documents as the Company may then require) to the Restricted Shares Agent, or to such other person as the Company may designate in writing delivered to You (or at such other time and place as You and the Company may mutually agree upon in writing).

(b)     On the date You acquire your Restricted Shares pursuant to Section 2(a), the Company will direct the Restricted Shares Agent to deliver your Restricted Shares (if certificated), all of which shall be Unvested Shares (as defined below) on such date, to the Company, attention: Chief Financial Officer, the Restricted Shares Agent of the Company, to be held by the Restricted Shares Agent in the custody of the Company custody, for and on behalf of You and the Company, until all restrictions thereon shall have lapsed, and that, as a condition of your Award, You shall deliver to the Restricted Shares Agent a stock assignment separate from certificate (in the form attached hereto as Exhibit A) endorsed in blank, relating to all of Your Unvested Shares covered by your Award.

2.     Consideration. Unless otherwise required by law, the Restricted Shares awarded to You on the Closing Date pursuant to Section 1 hereof and your Award Notice shall be deemed paid in exchange for the services rendered and to be rendered by You to and for the benefit of the Company and/or its Subsidiaries and Affiliates.

3.     Vesting.

(a)     Subject to the limitations and exceptions contained in this Agreement and the Plan, or in any other written agreement between the Company, any Subsidiary or any Affiliate and you, your Award will vest as follows:

(i)     Twenty-five percent (25.0%) of your Restricted Shares (“Time Vesting Shares”) shall vest in equal tranches of ______ Restricted Shares on each of the first, second, third, fourth and fifth anniversaries of December 6, 2018 provided that You are employed by the Company or its Affiliates on each such anniversary date.

(ii)     The remaining seventy-five percent (75.0%) of your Restricted Shares (“Performance Vesting Shares”) shall vest in three equal tranches of __________ Shares (designated “Tranche 1 Performance Shares,” “Tranche 2 Performance Shares” and “Tranche 3 Performance Shares”) as follows:

(A)     Subject to clause (ii)(D) below, your Tranche 1 Performance Shares shall vest in equal tranches of ____ Restricted Shares on the first, second, and third anniversaries of the 30th consecutive business day on which the Fair Market Value of the Common Stock equals or exceeds $13.00 per share (“Tranche 1 Price Target”).

(B)     Subject to clause (ii)(D) below, your Tranche 2 Performance Shares shall vest in equal tranches of ____ Restricted Shares on the first, second, and third anniversaries of the 30th consecutive business day on which the Fair Market Value of the Common Stock equals or exceeds $16.00 per share (“Tranche 2 Price Target”).

(C)     Subject to clause (ii)(D) below, your Tranche 3 Performance Shares shall vest in equal tranches of ____ Restricted Shares on the first, second, and third anniversaries of the 30th consecutive business day on which the Fair Market Value of the Common Stock equals or exceeds $19.00 per share (“Tranche 3 Price Target” and, together with the Tranche 1 Price Target and Tranche 2 Price Target, the “Performance Price Targets”).

(D)     Notwithstanding anything herein or elsewhere to the contrary, there shall be no further vesting after December 6, 2023, with respect to any Performance Vesting Shares that have not achieved the Performance Price Target on or before 6:00 pm (ET) on December 6, 2023.,

(b)     Restricted Shares acquired by You that have vested in accordance with this Section 3 are “Vested Shares.” Restricted Shares acquired by You pursuant to this Agreement that are not Vested Shares are “Unvested Shares.”

4.     Forfeiture and Clawback of Restricted Shares Under Certain Circumstances

(a)     Notwithstanding anything herein to the contrary, all vesting of your Unvested Shares shall cease upon your Termination of Service due to (i) a for Cause termination by the Company of your employment or other service relationship with the Company or an Affiliate or (ii) a voluntary termination by you of your employment or other service relationship with the Company or an Affiliate.

(b)     Notwithstanding anything herein to the contrary, all vesting of your Unvested Shares shall cease upon your Termination of Service for any reason other than a reason described in Sections 4(a)(i) or (ii); provided, however, that in the case of your Performance Vesting Shares, vesting shall continue following your Termination of Service for any reason other than a reason described in Sections 4(a)(i) or (ii) with respect to Restricted Shares as to which the Performance Price Targets are achieved prior to such Termination of Service.

(c)     For this purpose, a “Termination of Service” shall mean the termination of your employment or other service relationship with the Company or an Affiliate for any reason, voluntarily or involuntarily, with or without Cause, including by reason of your death or Disability,; provided, however, that a Termination of Service shall not be deemed to occur if (i) (a) You are simultaneously re-employed or your employment continues by the Company or any Affiliate, or (b) in the discretion of the Committee, there is a simultaneous establishment of a consulting relationship between You and the Company or any Affiliate, or (ii) in the discretion of the Committee, your service is interrupted for any approved leaves of absence for illness, temporary disability, military or governmental service, or other reasons. The Committee, in its discretion, shall determine the effect of all matters and questions relating to whether a Termination of Service has occurred, including whether a particular leave of absence constitutes a Termination of Service.

(d)     Notwithstanding anything herein to the contrary, unless the Committee, in its sole and absolute discretion, determines otherwise and so advises you in writing, You shall automatically forfeit back to Company, for no consideration and without any further action on your or the Company’s part, (i) all Time Vesting Shares that are Unvested Shares upon the effective date of your Termination of Service and (ii) all Performance Shares as to which the Performance Price Targets have not been met on or before the first to occur of your Termination of Service or 6:00 pm (ET) on December 6, 2023. Any Restricted Shares that cannot Vest shall be forfeited back to the Company.

(e)     Notwithstanding anything herein to the contrary and not in limitation of any other rights or remedies at law or equity available to the Company and its Affiliates, in the event of (i) your Termination of Service for Cause, or (ii) your material breach of any written non-competition, non-solicitation, non-disparagement, and/or intellectual property rights assignment obligations with the Company or an Affiliate to which You are subject, the Company shall be entitled to recover from You any Restricted Shares acquired upon vesting thereof within the three (3) years prior to the Termination of Service for Cause or the material breach, as applicable (the “Recoverable Shares”), and, if You have previously sold any such Recoverable Shares, the Company shall also have the right to recover from You the “after-tax economic value” of the Recoverable Shares, in each case, except to the extent prohibited by applicable law. The recoupment right set forth in this Section 4(e) may, in the Committee’s sole discretion, be carried out either by (x) seeking directly to recover the Recoverable Shares and/or “after tax economic value” at issue or (y) without your consent, and except to the extent prohibited by applicable law, offsetting any other compensation payable to You by the Company or an Affiliate thereof by the amount owed by You hereunder. The term “after-tax economic value” means the gross proceeds received by You from the sale, transfer, exchange, assignment, pledge or other disposition (each a “Disposition”) of your Recoverable Shares net of federal, state and local income taxes (“Taxes”) actually paid by You, and/or owed but unpaid by You as of the date of any determination hereunder, with respect to each Disposition of such Recoverable Shares. At the Company’s request, You shall certify in writing to the Company your Taxes paid or payable with respect to any Disposition of Recoverable Shares. If You fail to timely provide such certification, the “after-tax economic value” means the gross proceeds received by You from the sale, transfer, exchange, assignment, pledge or other disposition (each a “Disposition”) of your Recoverable Shares, without any reduction for Taxes.

5.     Transfer Restrictions.

(a)     Notwithstanding anything herein to the contrary and subject to Section 15 below, unless the Administrator determines otherwise, your Restricted Shares shall become transferable for the first time immediately following the date on which they become Vested Shares.

(b)     In addition to any other limitation on transfer created by applicable securities laws, You shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Restricted Shares while such Restricted Shares are Unvested Shares or continue to be held in the Restricted Shares Agent’s custody; provided, however, that an interest in such Restricted Shares may be transferred by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or Title I of the Employee Retirement Income Security Act of 1974, as amended. Any interest in any Restricted Shares that are not held in the Company’s custody by the Restricted Shares Agent shall not be sold, assigned, hypothecated, donated, encumbered, or otherwise disposed of except in compliance with the provisions herein, applicable securities laws, the Company’s Certificate of Incorporation and the Company’s Bylaws Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, You may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Restricted Shares pursuant to this Agreement.

(c)     Notwithstanding anything herein to the contrary, your Restricted Shares shall not be sold, assigned, hypothecated, donated, encumbered, or otherwise disposed of except in compliance with the provisions herein, applicable securities laws, the Company’s Certificate of Incorporation and the Company’s Bylaws. The Company shall not be required (and the Transfer Agent shall not be required) (a) to transfer on its books (including electronic records) all or any of your Restricted Shares that are transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Restricted Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Restricted Shares shall have been so transferred.

(d)     You acknowledge and agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to the Transfer Agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(e)     You acknowledge and agree that, until all restrictions thereon shall have lapsed, and that, as a condition of your Restricted Shares, You shall deliver to the Restricted Shares Agent a stock assignment separate from certificate (in the form attached hereto as Exhibit A) endorsed in blank, relating to all of your Unvested Restricted Shares.

(f)     You acknowledge and agree that any or all of your Restricted Shares (whether before or after any vesting conditions have been satisfied) may be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form, including, but not limited to, book entry form directly registered with the Transfer Agent or in such other form as the Company may determine, in its sole and absolute discretion.

6.     Capitalization Changes. The number of Restricted Shares subject to your Award shall be adjusted from time to time for changes in capitalization pursuant to Section 5 of the Plan.

7.     Certain Corporate Transactions. Notwithstanding any provision to the contrary, subject to the proviso in this sentence, all of your Unvested Shares shall vest on an accelerated basis upon a Change in Control described in clauses (i), (iii) and (iv) of the definition of Change in Control in Section 2 (Definitions) of the Plan (each a “Sale Transaction”) if and to the extent that such Sale Transaction would result in (a) the forfeiture of such Unvested Shares, (b) a material adverse change, without your prior written consent, to your rights with respect to your Unvested Shares, this Agreement and/or the Award Notice, and (c) a Termination of Service in connection with such Sale Transaction and/or the surviving entity does not either assume your Restricted Shares or replace them with securities of the surviving entity on terms substantially the same as the terms of this Agreement and the Award Notice; provided however, that, in the case of Performance Vesting Shares, upon a Sale Transaction, (y) only your Unvested Performance Vesting Shares as to which the “Change in Control Price” with respect to such Sale Transaction equals or exceeds the Performance Price Target shall vest on an accelerated basis upon the closing of such Sale Transaction and (z) You shall forfeit upon the closing of such Sale Transection, without any further action on your or the Company’s part, your Unvested Performance Vesting Shares as to which the “Change in Control Price” with respect to such Sale Transaction is less than any Price Performance Targets for your remaining Unvested Performance Vesting Shares. Furthermore, the Company reserves the right, in its sole and absolute direction, and You acknowledge the Company’s right, to exercise any of the rights afforded to the Company with respect to the Restricted Shares in connection with any Change in Control as set forth in Section 12 of the Plan.

8.     Securities Law Compliance. You may not be issued any Restricted Shares under your Award unless such Restricted Shares are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and You shall not receive such Restricted Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

9.     Restricted Shares Evidenced by Stock Certificates. If your Restricted Shares are evidenced by stock certificates, as security for your faithful performance of the terms of this Agreement and to insure the availability for delivery of your Restricted Shares upon forfeiture thereof for any reason pursuant to Sections 4 and 5 above, You agree to the following joint instructions, and You and the Company hereby authorize and direct the Restricted Shares Agent or the Restricted Shares Agent’s designee to hold the documents delivered to the Restricted Shares Agent pursuant to the terms of this Agreement and of your Award Notice, in accordance with the following joint instructions:

(a)     Unvested Shares that become Vested Shares shall be delivered to You (or registered in your name by the Transfer Agent in the case of Restricted Shares that are not certificated) upon your request given in the manner provided in Section 22 for providing notice.

(b)     At any closing involving the transfer or delivery of some or all of the property subject to the Award Notice and this Agreement back to the Company, the Restricted Shares Agent is directed (i) to date any stock assignments necessary for the transfer in question, (ii) to fill in the number of Restricted Shares being transferred, and (iii) to deliver the same, together with the certificate, if any, evidencing the Restricted Shares to be transferred, to You or the Company, as applicable.

(c)     You irrevocably authorize the Company to deposit with the Restricted Shares Agent the stock certificates, if any, evidencing Unvested Shares to be held by the Restricted Shares Agent and any additions and substitutions to such Unvested Shares as specified in this Agreement. You do hereby irrevocably constitute and appoint the Restricted Shares Agent as your attorney-in-fact and Restricted Shares Agent for the term of this arrangement to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

(d)     This Section 9 and the joint instructions shall terminate upon the vesting in full of your Restricted Shares or the forfeiture of all or a portion of your remaining Restricted Shares, whichever occurs first, and the completion of the tasks contemplated by these joint instructions.

10.     Restricted Shares Not Evidenced by Stock Certificates. If your Restricted Shares are not evidenced by stock certificates are held in book entry form by the Transfer Agent, You agree to the following joint instructions:

(a)     You and the Company hereby authorize and direct the Restricted Shares Agent or the Restricted Shares Agent’s designee to instruct the Transfer Agent to (i) issue on the Transfer Agent’s book and records your Restricted Shares and (ii) indicate in its records that You are the record or beneficial owner of such Restricted Shares.

(b)     You and the Company hereby authorize and direct the Restricted Shares Agent or the Restricted Shares Agent’s designee to instruct the Transfer Agent to (i) transfer on the Transfer Agent’s book and records back to the Company the Restricted Shares, if any, that you forfeit pursuant to Sections 4 and 5 and (ii) indicate in its records that You are no longer the record or beneficial owner of such Restricted Shares, if any, that you forfeit pursuant to Section 4 or 5.

(c)     This Section 10 and the joint instructions shall terminate upon the completion of the tasks contemplated by these joint instructions.

11.     General Duties of And Other Matters related to The Restricted Shares Agent.

(a)     If, at the time of termination of Section 9 or Section 10 and the joint instructions set forth therein, the Restricted Shares Agent has in its possession any documents, securities or other property belonging to You, the Restricted Shares Agent shall deliver all of the same to You and shall be discharged of all further obligations hereunder.

(b)     The Restricted Shares Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Restricted Shares Agent to be genuine and to have been signed or presented by the proper party or parties or their assignees. The Restricted Shares Agent shall not be personally liable for any act the Restricted Shares Agent may do or omit to do hereunder as attorney-in-fact for You and the Company hereunder while acting in good faith and any act done or omitted by the Restricted Shares Agent pursuant to the advice of the Restricted Shares Agent’s own legal counsel or the Company’s General Counsel or the Company’s outside legal counsel shall be conclusive incontrovertible evidence of such good faith.

(c)     The Restricted Shares Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments, or decrees of any court. In case the Restricted Shares Agent obeys or complies with any such order, judgment, or decree of any court, the Restricted Shares Agent shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.

(d)     The Restricted Shares Agent shall not be liable in any respect on account of the identity, authority, or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(e)     The Restricted Shares Agent’s responsibilities hereunder shall terminate if the Restricted Shares Agent shall cease to be the Restricted Shares Agent of the Company for any reason or no reason or if the Company elects to replace the Restricted Shares Agent as the Restricted Shares Agent for any reason or no reason by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company or other person who in the future assumes the position of Restricted Shares Agent for the Company as successor Restricted Shares Agent and You hereby confirm the appointment of such successor or successors as your attorney-in-fact and Restricted Shares Agent to the full extent of such successor Secretary’s appointment.

(f)     If the Restricted Shares Agent reasonably requires other or further instruments in connection with these joint instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

(g)     It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Restricted Shares, the Restricted Shares Agent is authorized and directed to retain in its possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Restricted Shares Agent shall be under no duty whatsoever to institute or defend any such proceedings.

(h)     By signing this Agreement below, Restricted Shares Agent becomes a party hereto only for the purpose of performing the duties, responsibilities and obligations, and exercising the rights, benefits and privileges set forth in this Section 11. The Restricted Shares Agent is not, and does not, become a party to any other rights and obligations of this Agreement apart from those in this Section 11.

(i)     The Restricted Shares Agent shall be entitled to employ such legal counsel (including, but not limited to the General Counsel of the Company and/or the Company’s outside legal counsel) and other experts as the Restricted Shares Agent may deem necessary properly to advise Restricted Shares Agent in connection with Restricted Shares Agent’s obligations hereunder. Restricted Shares Agent may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company shall be responsible for all fees generated by such legal counsel in connection with Restricted Shares Agent’s obligations hereunder.

(j)     The joint instructions set forth in Section 9 and 10 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “Restricted Shares Agent” herein refer to the original Restricted Shares Agent and to any and all successor Restricted Shares Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and the joint instructions in whole or in part.

12.     [Reserved.]

13.     Irrevocable Power of Attorney. You constitute and appoint the Restricted Shares Agent as your attorney-in-fact to transfer/terminate Restricted Shares, if any, that you forfeit pursuant to Section 4, on the books of the Company and/or the books (including electronic records of the Transfer Agent) with full power of substitution in the premises, and to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated. This is a special power of attorney coupled with an interest (specifically, the Company’s underlying security interest in retaining the Restricted Shares in the event that You forfeit such Restricted Shares pursuant to Section 4 or 5, and is irrevocable and shall survive your death or legal incapacity. This power of attorney is limited to the matters specified in this Agreement.

14.     Rights as Stockholder. Subject to the provisions of this Agreement, You shall have the right to exercise all rights and privileges of a stockholder of the Company with respect to the Vested Shares and the Unvested Shares deposited in the Restricted Shares Agent’s Custody. You shall be deemed to be the holder of all such Restricted Shares for purposes of receiving any dividends that may be paid with respect to such Restricted Shares and for purposes of exercising any voting rights relating to such Restricted Shares, even if some or all of such Restricted Shares are Unvested Shares.

15.     [Reserved.]

16.     Restrictive Legends.

(a)     All stock certificates representing the Restricted Shares shall have endorsed thereon (and the electronic records of the Transfer Agent, in the case of uncertificated Restricted Shares language comparable to the following) a legend in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING RESTRICTIONS, FORFEITURE PROVISIONS, TRANSFER RESTRICTIONS, AND OTHER RESTRICTIONS SET FORTH IN THE 2018 OMNIBUS INCENTIVE PLAN OF CONCRETE PUMPING HOLDINGS, INC. (THE “COMPANY”), A RESTRICTED SHARE AWARD NOTICE AND RESTRICTED SHARE AWARD AGREEMENT BY AND AMONG THE COMPANY, THE RESTRICTED SHARES AGENT AND THE REGISTERED HOLDER OR SUCH HOLDER’S PREDECESSOR IN INTEREST, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES REPRESENTED BY THIS STOCK CERTIFICATE IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

(b)     If, on the Award Date, the Restricted Shares subject to this Award Agreement are not subject to and covered by an effective registration statement on Form S-8 (or any other applicable registration statement) under the Securities Act of 1933, as amended, then stock certificates representing the Restricted Shares shall have endorsed thereon (and the electronic records of the Transfer Agent, in the case of uncertificated Restricted Shares language comparable to the following) a legend in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)     All stock certificates representing the Restricted Shares shall have endorsed thereon (and the electronic records of the Transfer Agent, in the case of uncertificated Restricted Shares language comparable to the following) any legend required by appropriate blue sky officials.

(d)     All stock certificates representing the Restricted Shares shall have endorsed thereon (and the electronic records of the Transfer Agent, in the case of uncertificated Restricted Shares, language shall include language comparable to) any legend the Company determines, acting in its sole discretion, is necessary or required to enforce the provisions of Section 4(e).

17.     Investment Representations. If, on the Award Date, the Restricted Shares subject to this Award Agreement are not subject to and covered by an effective registration statement on Form S-8 (or any other applicable registration statement) under the Securities Act of 1933, as amended, then, in connection with your acquisition of such Restricted Shares, You shall deliver to the Company a fully-executed Representation Letter in the form attached hereto as Exhibit B.

18.     Market Stand-Off Agreement. You agree that the Company (or a representative of the underwriter(s)) may, in connection with the underwritten registration of the offering of any securities of the Company under the Securities Act, require that You not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Restricted Shares or other securities of the Company held by You, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Restricted Shares until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 18 and shall have the right, power and authority to enforce the provision hereof as though they were a party hereto.

19.     Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, or employees to continue any relationship that You might have as an Employee, Consultant or Director of the Company or any Affiliate or Subsidiary. Unless you have a fully-executed, written employment agreement with the Company, You are an employee at-will for all purposes.

20.     Withholding Obligations. At the time your Award is granted, or at any time thereafter as requested by the Company, You hereby authorize withholding from any amounts payable to you, or otherwise agree to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate or Subsidiary, if any, which arise in connection with your Award. In the Company’s sole discretion, the Company may elect, and You hereby authorize the Company, to withhold Vested Shares in such amounts as the Company determines are necessary to satisfy your obligation pursuant to the preceding sentence. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to You any Restricted Shares. In the event You fail to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate or Subsidiary, if any, which arise in connection with your Award, the Company reserves all rights and remedies available at law and in equity in order to enforce your obligation to make such provision to the satisfaction of the Company, and to collect from You, all such withholding obligations, which are your full, unqualified, recourse obligations.

21.     Tax Consequences. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement and Award Notice. You shall rely solely on such advisors and not on any statements or representations of the Company or its Restricted Shares Agent. You understand that You (and not the Company or any of its Affiliates) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and Award Notice. You understand that Section 83 of the Code taxes as ordinary income to You the fair market value of the Restricted Shares as of the date any restrictions on the Restricted Shares lapse (that is, as of the date on which part or all of the Restricted Shares become Vested Shares). In this context, “restriction” includes, among other provisions hereof, forfeiture of Restricted Shares set forth in Section 4 and transfer restrictions set forth in Section 5. You understand that You may elect to be taxed on the fair market value of the Restricted Shares at the time You acquire the Restricted Shares rather than when and as such Restricted Shares vest expires by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date You acquire the Restricted Shares pursuant to your Award. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THE FILING ON YOUR BEHALF. You further acknowledge that You are aware that should You file an election under Section 83(b) of the Code and then subsequently forfeit the Restricted Shares, You will not be able to report as a loss the value of any Restricted Shares forfeited and will not get a refund of any of the tax paid.

22.     Notices. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

Company:	Concrete Pumping Holdings, Inc.
Attn: Chief Financial Officer
6461 Downing Street
Denver, CO 80229

Participant:	Your address as on file with the Company
at the time notice is given

Restricted Shares Agent:	c/o Concrete Pumping Holdings, Inc.
Attn: Chief Financial Officer
6461 Downing Street
Denver, CO 80229

23.     Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

24.     Miscellaneous.

(a)     The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)     You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)     You acknowledge and agree that You have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)     This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)     All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

25.     Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award and this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and/or this Agreement, on the one hand, and those of the Plan, on the other hand, the provisions of the Plan shall control.

26.     Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

27.     Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the State of Delaware without regard to such state’s conflicts of laws rules.

28.     Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

29.     Parachute Payments.

(a)     If any payment or benefit You would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless You elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Restricted Shares hereunder unless You elect in writing a different order for cancellation.

(b)     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)      The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and You within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or You) or such other time as requested by the Company or You. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and You with an opinion reasonably acceptable to You that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and You.

Signature page(s) to follow.

Signature Page to the Restricted Share Award Agreement (Award Date: _____________ __, 2019), by and among the signatories identified.

Concrete Pumping Holdings, Inc.	Participant
By:
Name (Print):	Name (Print):
Title:	Date:
Date:

Restricted Shares Agent
By:
Name (Print):
Title:
Date:

Exhibit A

Stock Assignment Separate from Certificate

See attached

Stock Assignment separate from Certificate

For Value Received, ______________ hereby sells, assigns, conveys and transfers unto Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), pursuant to Sections 4 and 5 of the Restricted Share Award Agreement, dated ___________ ____, 2019, by and between the undersigned and the Company (the “Award Agreement”) ______ uncertificated restricted shares of Common Stock of the Company (“Restricted Shares”) standing in the undersigned’s name on the books of the Company and does hereby irrevocably constitute and appoint both the Restricted Shares Agent and the Company’s attorney, or either of them, to transfer such Restricted Shares on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Award Agreement in connection with your forfeiture of Restricted Shares pursuant to the Award Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Award Agreement, the Company’s 2018 Omnibus Incentive Plan and the Award Notice to which the Award Agreement is attached.

Dated:

(Signature)

(Print Name)

Instruction: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to terminate Restricted Shares you have forfeited under your Award Agreement without requiring additional signatures.

Exhibit B

Investment Representations

See attached

PARTICIPANT:

COMPANY:	Concrete Pumping Holdings, Inc.

SECURITY:	Restricted Shares (consisting of shares of common stock of Concrete Pumping Holdings, Inc.)

NUMBER OF RESTRICTED SHARES BEING ACQUIRED:	_____________________________

DATE:	_____________ __, 2019

_______________________________________________________________

Reference is hereby made to the Restricted Share Award Agreement to which this Investment Representations is attached as Exhibit B (the “Award Agreement”). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Award Notice (as defined in the Award Agreement) and the Award Agreement.

In connection with the Participant’s acquisition of the above-referenced Restricted Shares, the Participant represents to the Company the following:

(a)     The Participant is aware of Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Restricted Shares. The Participant is acquiring the above-referenced Restricted Shares for investment for the Participant's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

(b)     No federal or state agency has made any finding or determination as to the fairness of an investment in the Restricted Shares.

(c)     The Participant acknowledges and understands that the Restricted Shares constitute "restricted securities" under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Participant's investment intent as expressed herein. The Participant understands that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if the Participant's representation was predicated solely upon a present intention to hold these Restricted Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. The Participant further understands that the Restricted Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Participant further acknowledges and understands that the Company is under no obligation to register the Restricted Shares. The Participant understands that the certificate evidencing (or book-entry transaction statement issued by the transfer agent in the case of) uncertificated Restricted Shares will be imprinted with a legend which prohibits the transfer of the Restricted Shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company and any other legend required under applicable securities laws or agreements or as required pursuant to the Award Agreement.

(d)     The Participant is familiar with the provisions of Rule 144 promulgated under the Securities Act which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of the conditions and restrictions set forth in Rule 144.

(e)     The Participant further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. The Participant understands that no assurances can be given that any such other registration exemption will be available in such event.

(f)     The Participant acknowledges that, at the time he/she wishes to sell the Restricted Shares, there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public current information requirements of Rule 144, and that, in such event, the Participant would be precluded from selling the Restricted Shares under Rule 144 even if the minimum holding period requirement had been satisfied.

(g)     You are an “Accredited Investor” (as defined in Rule 501 promulgated under the Securities Act).

Signature of the Participant: [______________________]